LICENSE AGREEMENT


         AGREEMENT dated this 21st day of March, 2000 by and between Jim Cassidy, a resident of Orange, California ("CASSIDY"), and Nutricology, Inc., a California Corporation ("NUTRICOLOGY").

         WHEREAS, CASSIDY owns the U.S. trademark registration of the trademark ProGreens(R) for food supplements; and

         WHEREAS, NUTRICOLOGY is using the said ProGreens(R) trademark under the terms of an agreement, between CASSIDY and NUTRICOLOGY, the terms of which are in some respects uncertain and potentially subject to dispute; and

         WHEREAS NUTRICOLOGY is also using certain know-how provided by CASSIDY, in connection with the making of "green drink" food supplements, under the terms of an agreement, between CASSIDY and NUTRICOLOGY, the terms of which are in some respects uncertain and potentially subject to dispute; and

         WHEREAS the parties have agreed upon, and wish to set forth in writing, the terms and conditions under which NUTRICOLOGY shall henceforth be licensed to use the ProGreens(R) trademark and the know-how provided by CASSIDY; and

         WHEREAS the parties intend that this Agreement shall supercede all previous agreements, oral or written, between the parties pertaining to the subject matter of this Agreement;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. TRADEMARK LICENSE

         CASSIDY hereby grants to NUTRICOLOGY, subject to the terms and conditions of this Agreement, the exclusive, worldwide license to use the ProGreens(R) trademark, as the same has been registered with the United States Patent and Trademark Office which has assigned it Registration No. 1965.670 (hereinafter, the "MARK") for food supplements. A true copy of said registration for the MARK is attached hereto and identified as "ATTACHMENT 1."

2. QUALITY CONTROL

         A. NUTRICOLOGY shall use its best efforts to preserve the high standards and goodwill of all products which are sold under the MARK (the "PRODUCTS").

         B. NUTRICOLOGY shall not, absent the written consent of CASSIDY which written consent shall not unreasonably be withheld, make or cause to be made changes in any of the following characteristics of the manufacturing process for
PRODUCTS:

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         o        the formula used in making PRODUCTS;
         o the sources used for the respective different raw materials used in making PRODUCTS;
         o the contractor who blends the ingredients and packages PRODUCTS ("BLENDER");
         o the approved process and materials by which the ingredients are blended and packaged to produce PRODUCTS;

said characteristics will be referenced to hereinafter as "PRODUCT CHARACTERISTICS". If NUTRICOLOGY wishes to make or cause a change in the PRODUCT CHARACTERISTICS, it shall transmit a written request to Cassidy. Cassidy shall respond in writing, either approving or disapproving such change, within five
(5) days of receiving such written request. If Cassidy fails to respond in writing within five (5) days of his receipt of NUTRICOLOGY's request, such failure shall be deemed as constituting approval of the change.

         C. The initial PRODUCT CHARACTERISTICS, for the purposes of this Agreement, shall be the same as those which were used in producing the most recent batch of PRODUCTS which were blended and shipped to NUTRICOLOGY by its present BLENDER, Horizon Laboratories, in or about January of 2000.

         D. NUTRICOLOGY shall, during normal business hours and upon advance written request of not less than ten (10) business days, provide CASSIDY with reasonable access to all pertinent information with regard to the manufacture and sale of PRODUCTS, including all information pertaining to the PRODUCT CHARACTERISTICS.

         F. NUTRICOLOGY shall at all times maintain quality control procedures which shall at a minimum include the testing and approval of a sample, from each batch of PRODUCTS received from the BLENDER, by a Quality Control Representative. The Quality Control Representative shall be a person selected by NUTRICOLOGY and trained by CASSIDY to evaluate the quality of the PRODUCTS, including for taste, solubility, appearance, and odor. NUTRICOLOGY shall advise its Quality Control Representative to communicate openly with CASSIDY with regard to all matters related to the manufacture of PRODUCTS, and to provide CASSIDY at his request with a sample of PRODUCTS. In the event that CASSIDY advises that a batch should be rejected by NUTRICOLOGY, or that a change should be made with regard to the PRODUCT CHARACTERISTICS, or that any other action should be taken to preserve or enhance the quality or marketability of the PRODUCTS, NUTRICOLOGY agrees to consider and respond such advice, and to communicate in good faith with CASSIDY regarding such advice; however, NUTRICOLOGY's decision with regard to such advice shall be at its sole discretion, consistent with the provisions of this Agreement.


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3. GOOD FAITH EFFORTS

         NUTRICOLOGY agrees at all times to use its best efforts, in good faith, to manufacture, market, promote, and sell PRODUCTS to the mutual benefit of the parties.

4. KNOW-HOW LICENSE; NON-COMPETITION

         A. The parties acknowledge that Dr. Stephen Levine of NUTRICOLOGY and CASSIDY have each provided NUTRICOLOGY with certain know-how relating to the manufacture, of "green drinks", including know-how related to formulation, sources for ingredients, and blending processes and procedures. During the term of this Agreement, CASSIDY hereby grants to NUTRICOLOGY a worldwide license to use the know-how he has provided to NUTRICOLOGY with respect to its manufacture of the PRODUCTS (the "Know-How"), subject to the royalty obligations set form in this Agreement.

         B. So long as this Agreement is in effect, CASSIDY shall not compete with NUTRICOLOGY in the "green drinks" market, by using the know-how licensed hereunder to manufacture any "green drink" product, or by assisting any third person or entity in the manufacture or marketing of any "green drink" product.

5. ROYALTIES

         A. Throughout the term of this Agreement, and for any renewals or extensions of this Agreement, NUTRICOLOGY shall pay CASSIDY a royalty, on a monthly basis, payable on or before the fifteenth day of each month, on all "green drink" products sold by NUTRICOLOGY during the previous calendar month. Such royalties shall be calculated on the basis of "Net Sales"; the term "Net Sales" is hereby defined to mean gross sales at the applicable distributor, wholesale, retail or discount price at which the PRODUCTS were sold, less any returns, shipping charges, and any sales, use or value added taxes.

         B. With regard to sales of PRODUCTS, the royalty shall be four and one-half percent (4.5%) of the first one hundred seventy thousand dollars ($170,000) in Net Sales of PRODUCTS during the calendar month, six and three-fourths percent (6.75%) of the next one hundred seventy thousand dollars ($170,000) in Net Sales of PRODUCTS during the calendar month, and eight percent (8%) of all Net Sales in excess of three hundred forty thousand dollars ($340,000) during the calendar month.

         C. With regard to "green drink" products sold by NUTRICOLOGY but not sold under the MARK, the royalty rate shall be four and one-half percent (4.5%) of Net Sales of such products, unless a different rate is agreed to in writing from time to time by the parties.

         D. On or before the fifteenth day of each month, NUTRICOLOGY shall furnish to CASSIDY a statement, certified by a responsible officer of NUTRICOLOGY, showing the Net Sales of products subject to this Agreement during the previous month, and the

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amounts of royalty payable thereon. Such statement, together with the payment for the fees shown therein, shall be sent to CASSIDY at the address set forth below under "NOTICES", or at such other place as CASSIDY may designate from time to time in writing.

         E. If NUTRICOLOGY does not receive payment from its customer within ninety (90) days of any sale for which it has paid CASSIDY a royalty pursuant to this Agreement, and if NUTRICOLOGY thereafter writes off such receivable as "bad debt", then NUTRICOLOGY may set forth such information on its statement to CASSIDY, claim a credit for the royalty previously paid on such sale and deduct the same from the next payment due to CASSIDY.

         F. Upon CASSIDY's reasonable written request, NUTRICOLOGY will provide CASSIDY with accurate information pertaining to products manufactured and sold pursuant to this Agreement, including any information reasonably necessary or convenient for CASSIDY to verify the amounts of royalties which are due to him under this Agreement.

6. APPEARANCE OF MARK; PRODUCT LABELS

         NUTRICOLOGY shall use and display the MARK only in substantially the same style, appearance and manner of use which is currently in effect, or in such other form and manner as may be approved by CASSIDY, which approval shall not be reasonably withheld. NUTRICOLOGY shall not cause or permit any changes to be made in the appearance and design of the MARK in the labels for PRODUCTS, without CASSIDY's prior written consent, which consent shall not be unreasonably withheld.

7. WARRANTY, INDEMNITY PROVISIONS

         A. CASSIDY warrants that he is the owner of the MARK, and that be has the unrestricted authority to enter into this Agreement, provided however that CASSIDY makes no warranty regarding the extent of any rights granted hereunder to use the MARK outside of the United States of America. If a lawsuit is filed and served against NUTRICOLOGY claiming that NUTRICOLOGY's use of the MARK in the United States infringes upon the trademark rights of any third party, CASSIDY shall defend NUTRICOLOGY at CASSIDY's expense and shall pay the damages and costs finally awarded against NUTRICOLOGY in the action, but only if (a) NUTRICOLOGY notifies CASSIDY promptly upon learning that the claim might be asserted, (b) CASSIDY has sole control over the defense of the claim and any negotiation for its settlement or compromise, and (c) NUTRICOLOGY takes no action that in CASSIDY's reasonable judgment, impairs CASSIDY's defense of the claim.

         B. CASSIDY warrants that this Agreement, and NUTRICOLOGY's exercise of its rights hereunder, does not and will not infringe on any rights of Ellen Jewett, including but not limited to any rights related to the know-how licensed under this Agreement. If a lawsuit is filed and served by Ellen Jewett or her assignee or successor, against NUTRICOLOGY, claiming that NUTRICOLOGY's use of the know-how licensed under this Agreement or other exercise of its rights under this Agreement infringes upon the rights of Ellen Jewett or her successor,

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CASSIDY shall defend NUTRICOLOGY at CASSIDY's expense and shall pay the damages and costs finally awarded against NUTRICOLOGY in the action, but only if (a) NUTRICOLOGY notifies CASSIDY promptly upon learning that the claim might be asserted, (b) CASSIDY has sole control over the defense of the claim and any negotiation for its settlement or compromise, and (c) NUTRICOLOGY takes no action that in CASSIDY's reasonable judgment, impairs CASSIDY's defense of the claim.

         C. During the pendency of any litigation which is the subject of CASSIDY's indemnification obligations as set forth above in paragraphs 7A and 7B, NUTRICOLOGY shall deposit all royalty payments due to CASSIDY with a mutually agreeable third party escrow company which shall be instructed in accordance with the terms of this Agreement. Upon the resolution of such litigation, either by judgment or by dismissal, the funds so held and any interest accrued thereon shall be distributed as follows: first, to NUTRICOLOGY in satisfaction or partial satisfaction of any liability of CASSIDY to NUTRICOLOGY under CASSIDY's indemnification obligations as provided in this paragraph 7, and then the balance to CASSIDY.

         D. NUTRICOLOGY agrees not to challenge the MARK. NUTRICOLOGY warrants that it has the unrestricted right to enter into this Agreement, and that it shall comply with all applicable laws and regulations with respect to its manufacture and sale of products pursuant to this Agreement. NUTRICOLOGY agrees to maintain a policy for products liability during the term of this Agreement covering the PRODUCTS for an amount and as provided for in Paragraph 11 hereof NUTRICOLOGY agrees to indemnify CASSIDY and hold him harmless against all product liability claims brought against CASSIDY based in any respect upon the manufacture, sale or distribution of the PRODUCTS by NUTRICOLOGY in an amount not to exceed that which is covered by the insurance policy referred to above in this Paragraph 7.B., but only if (a) CASSIDY notifies NUTRICOLOGY promptly upon learning that the claim might be asserted, (b) NUTRICOLOGY has sole control over the defense of the claim and any negotiation for its settlement or compromise, and (c) CASSIDY takes no action that, in NUTRICOLOGY's reasonable judgment, impairs NUTRICOLOGY's defense of the claim,

8. DEFENSE OF MARK

         Licensee and Licensor agree to cooperate with one another in maintaining and enforcing all common law and statutory rights under the MARK. In the event either party becomes aware of any infringement of such rights. Such party shall notify the other party of same. Other than as specifically provided in this Agreement, neither party shall be obligated to institute any legal action or otherwise take any affirmative steps to stop any infringement of the MARK by any third party.

9. ASSIGNMENT

         NUTRICOLOGY may not assign, sublicense or transfer this Agreement except to another company which controls, is controlled by, or is under common control with NUTRICOLOGY, without the prior written consent of CASSIDY, which consent shall not be unreasonable withheld.

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10. TERM AND TERMINATION

         A. The term of this Agreement shall commence on the date of its execution by the parties hereto and shall continue until terminated pursuant to the provisions herein.

         B. In the event of a significant breach of this Agreement by either party, the other party may on sixty days' written notice terminate the license and rights granted to the breaching party under this Agreement by giving written notice to such breaching party of termination and the basis for such termination. The license and rights granted under this Agreement shall terminate sixty (60) days after mailing of such written notice unless such breach is cured within such sixty (60) day period.

         C. The failure of NUTRICOLOGY to achieve a minimum of two hundred fifty thousand dollars ($250,000) in Net Sales of the PRODUCTS in any calendar quarter shall, at CASSIDY's option, be considered a significant breach of this Agreement and cause for termination of this Agreement as provided herein. In the event that CASSIDY gives written notice of NUTRICOLOGY's breach for failure to meet such minimum Net Sales, NUTRICOLOGY may cure such breach by paying to CASSIDY, within sixty (60) days following the mailing of such notice, an amount equal to the difference between the royalties amount paid to CASSIDY for sales of PRODUCTS during the deficient quarter and the amount which would have been payable had NUTRICOLOGY achieved the minimum Net Sales as set forth in this paragraph.

         D. In the event of any termination of this Agreement, all rights in and to the MARK shall revert to CASSIDY, and NUTRICOLOGY shall discontinue all use of the MARK and will not at any time thereafter use the MARK, or any other trademark, services mark or trade name similar thereto or likely to be confused therewith. Notwithstanding any termination of this Agreement, however, NUTRICOLOGY shall retain the right to use the Know-How provided to it by CASSIDY, and the right to make "green drink" products.

11. INSURANCE

         NUTRICOLOGY shall maintained at its own expense in full force and effect at all times during which PRODUCTS are being sold, with a responsible insurance carrier, at least a Two Million Dollar products liability insurance policy with respect to all products sold under this Agreement. This insurance shall be for the benefit of NUTRICOLOGY, shall name CASSIDY as an insured, and shall provide for at least thirty (30) days prior written notice to CASSIDY of the cancellation or any substantial modification of the policy. NUTRICOLOGY shall, from time to time upon reasonable request by CASSIDY, promptly furnish or cause to be furnished to CASSIDY evidence of the maintenance of the insurance herein required, including, but not limited to, certificates or insurance (with applicable riders and endorsements) and proof of premium payments.


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

12. NOTICES

         Any notice or communication required or permitted to be sent under this Agreement shall be duly made and shall be valid and effective only if in writing and sent by facsimile, with a confirmation copy by mail, or by registered or certified mail, return receipt requested, postage prepaid, by one party to the other to its respective address and facsimile number as follows:

                  CASSIDY:

                  Jim Cassidy
                  3340 East Collins Ave., Unit 33
                  Orange, CA 92867

                  Facsimile: (801) 640-9575


                  NUTRICOLOGY:

                  Nutricology, Inc.
                  30806 Santana Street
                  Hayward, CA 94544
                  Attention: President

                  Facsimile: (510) 487-0789


Either party may change its address and/or facsimile number to which notices or requests shall be directed by written notice to the other party.

13. DISPUTE RESOLUTION

         In the event of any dispute between the parties arising out of this Agreement, the parties agree to participate in mediation, in a good-faith effort to resolve such dispute, with all expenses of such mediation to be shared equally between the parties. If the parties are unable to resolve any dispute by mediation, the parties shall submit such dispute to binding arbitration under the then prevailing Commercial Rules of the American Arbitration Association for resolution by a single arbitrator. The arbitrator shall award reasonable attorneys fees to the prevailing party in any such arbitration.


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14. ENTIRE AGREEMENT; MISCELLANEOUS PROVISIONS

                  A. The provisions of this Agreement supersede all previous discussions and agreements of the parties with regard to the licensing of the MARK and Know-How related to the manufacture of "green drink" products.

         B. Agreement may not be released, discharged, abandoned, changed or modified in any manner except by an instrument in writing signed by the parties.

         C. The construction and performance of this Agreement will be governed by the laws of the State of California.

         D. This Agreement shall inure to the benefit of the parties and their heirs, executors, administrators and permitted assigns.

         B. The paragraph headings are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

         F. This Agreement may be signed in counterparts, and faxed signatures shall be deemed equally valid and binding as originals.

Dated: April 2, 2000                         NUTRICOLOGY, INC.


                                             By: /s/ Stephen Levine
                                                 -------------------------------
                                                 Stephen Levine, President



Dated: March 15, 2000                        JIM CASSIDY

                                             /s/ Jim Cassidy
                                             -----------------------------------